Exhibit 10.5

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) dated as of September 28, 2022, is entered into by and among DTRT Health Acquisition Corp., a Delaware corporation (“SPAC”), DTRT Health Sponsor LLC, a Delaware limited liability company (“Sponsor”), the shareholders of Consumer Direct Holdings, Inc., a Montana corporation (the “Company”) identified on the signature pages hereto (the “CDH Shareholders”) and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto (a “Joinder”) in order to become a “Stockholder Party” for purposes of this Agreement (together with the CDH Shareholders, the “Stockholder Parties”). SPAC, Sponsor and the Stockholder Parties shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Grizzly New Pubco, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“New Pubco”), Grizzly Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Pubco (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Stockholder Party;

WHEREAS, prior to the Closing Date (as defined in the Merger Agreement) the CDH Shareholders shall contribute all of the issued and outstanding shares of Company Common Stock (as defined in the Merger Agreement) to a newly formed Delaware corporation (“Newco”) in exchange for shares of Newco Common Stock (as defined in the Merger Agreement);

WHEREAS, in connection with the Closing (as defined in the Merger Agreement), (i) Merger Sub will merge with and into SPAC, with SPAC continuing as the Surviving Corporation (as defined in the Merger Agreement) and a direct, wholly-owned subsidiary of New Pubco, and (ii) Newco will merge with and into New Pubco, with New Pubco continuing as the Surviving Entity (as defined in the Merger Agreement) and (iii) the Company shall become a wholly-owned subsidiary of New Pubco;

WHEREAS, the Stockholder Parties own equity interests in the Company, and will, following the Mergers (as defined in the Merger Agreement), own equity interests in New Pubco; and

WHEREAS, in connection with the Mergers and as inducement for the Company, New Pubco and SPAC to enter into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in New Pubco.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The following terms have the following meanings when used herein with initial capital letters:

“Immediate Family Member” means, with respect to any natural person, any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

“Lock-up Period” means, (A) with respect to the Lock-up Shares, the Lock-up Shares Period or (B) with respect to the Lock-up Warrants, the Lock-up Warrants Period.

“Lock-up Shares” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, the shares of New Pubco Common Stock held by such Person immediately following the closing of the Mergers.

“Lock-up Shares Period” means the period beginning on the Closing Date and ending on the earliest of (A) 365 days after (and excluding) the Closing Date, (B) the date on which the last reported sale price of New Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 151 days after the Closing Date; provided, that any sales prior to the date that is 365 after (and excluding) the Closing Date may only be to purchasers who do not constitute Affiliates of New Pubco, and (C) subsequent to the Closing Date, the date on which New Pubco completes a liquidation, merger, tender offer, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in a change of greater than 50% of the total voting stock of New Pubco.

“Lock-up Warrants” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, (A) the New Pubco Warrants held by such Person immediately following the closing of the Merger and (B) the shares of New Pubco Common Stock issuable to such Person upon the exercise of the New Pubco Warrants.

“Lock-up Warrants Period” means the period beginning on the Closing Date and ending on the end of the 30th day after the Closing.

“Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer Lock-up Shares or Lock-up Warrants (as applicable) pursuant to Section 2.2.

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II

LOCKUP

2.1 Lockup. Subject to the exclusions in Section 2.2, Sponsor and each Stockholder Party agrees that it, he or she shall not Transfer (i) any Lock-up Shares until the end of the Lock-up Shares Period, and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period. For the avoidance of doubt, upon the expiration of the Lock-up Shares Period and the Lock-up Warrants Period, such Lock-up Shares or Lock-up Warrants, as applicable, are released from all restrictions set forth herein.

2.2 Permitted Transfers. Notwithstanding Section 2.1 above, Sponsor and each Stockholder Party or any of their respective Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Shares Period or Lock-up Warrants it holds during the Lock-up Warrant Period: (i) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliate of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Stockholder Party or its Affiliates; (ii) by bona fide gift or gifts, including to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Stockholder Party or the Immediate Family Member of such Stockholder Party; (v) in the case of an individual, to any Immediate Family Member or other dependent; (vi) to any Affiliate of the Sponsor or to any members or partners of the Sponsor or any of their Affiliates; (vii) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (ii) through (vi) above; (viii) by operation of law or pursuant to an order or decree of a Governmental Authority, including any qualified domestic relations order, divorce, decree or separation agreement; (ix) in the case of a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (x) to New Pubco, the Surviving Entity or one of its Subsidiaries upon death, disability or termination of employment, in each case, of such holder; (xi) pursuant to a liquidation, merger, tender offer, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in a change of greater than 50% of the total voting power of the voting stock of New Pubco after the Closing; provided, however, that in the event that such transaction is not completed, such Sponsor or Stockholder Party’s Lock-up Shares shall remain subject to the provisions of this Article II; (xii) to New Pubco, for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by New Pubco pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the applicable Lock-up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by Sponsor or such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Article II; (xiii) in any transaction relating to New Pubco Common Stock acquired by such Stockholder Party or Sponsor in open market transactions; (xiv) in the case of Sponsor, pursuant to any Contract entered into by the Sponsor permitted under Section 4(e) of that certain Sponsor Agreement dated as of the date hereof by and among Sponsor, SPAC and the Company; or (xv) with the prior written consent of New Pubco; provided, that:

(a) in the case of each transfer or distribution pursuant to clauses (i) through (ix) above, (a) each Permitted Transferee agrees to be bound in writing by the restrictions set forth in this Article II; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(b) in the case of each transfer or distribution pursuant to clauses (i) through (ix) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the applicable Lock-up Period (x) such Stockholder Party or Sponsor shall provide New Pubco prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such Permitted Transferee agrees to be bound in writing by the restrictions set forth herein.

2.3 Trading Plan. Sponsor, each Stockholder Party and each Permitted Transferee shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-up Shares Period so long as no Transfers of such Stockholder Party’s Lock-up Shares in contravention of this Article II are effected prior to the expiration of the Lock-up Shares Period.

2.4 Stop Transfer Instructions. Sponsor, each Stockholder Party and each Permitted Transferee also agrees and consents to the entry of stop transfer instructions with New Pubco’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions (that New Pubco will make best efforts to remove from the certificates evidencing the Lock-up Shares promptly upon the expiration of the applicable Lock-up Period).

2.5 Retained Rights. For the avoidance of doubt, Sponsor, each Stockholder Party and each Permitted Transferee shall retain all of its rights as a stockholder of New Pubco with respect to the Lock-up Shares during the Lock-up Shares Period, including the right to vote any Lock-up Shares.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Agreement shall be binding upon Sponsor and each Stockholder Party upon Sponsor’s or such Stockholder Party’s execution and delivery of this Agreement, but this Agreement shall only become effective immediately following the Closing (including after the settlement of any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement). Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect and obligations of certain of SPAC, its executive officers, its directors and Sponsor under the Prior Letter Agreement (as defined below) shall survive pursuant to the terms of the Prior Letter Agreement.

3.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that, with respect to SPAC, the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, with respect to any Stockholder Party or Sponsor, to such Stockholder Party’s or Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

3.4 Assignment. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. The Parties expressly agree that New Pubco is an intended third party beneficiary of this Agreement.

3.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

3.8 Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof (including, for the avoidance of doubt, that certain Letter Agreement, dated September 1, 2021, by and among SPAC, its executive officers, its directors and Sponsor (the “Prior Letter Agreement”)). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

3.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

3.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

3.12 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) New Pubco shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that New Pubco or the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that New Pubco, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.12, shall not be required to provide any bond or other security in connection with any such injunction.

3.13 Sponsor and Stockholder Party Obligation Several and Not Joint. The obligations of Sponsor and each Stockholder Party hereunder shall be several and not joint and several, and neither Sponsor nor any Stockholder Party shall be liable for any breach of the terms of this Agreement by any other Party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

DTRT HEALTH ACQUISITION CORP.

By:	/s/ Mark Heaney
Name: Mark Heaney
Title: Executive Chairman and Chief Executive Officer

DTRT HEALTH SPONSOR LLC

By:	/s/ Mark Heaney
Name: Mark Heaney
Title: Manager

[Signature Page to Lockup Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

/s/ William F. Woody
William F. Woody

/s/ Greer C. Woody
Greer C. Woody

/s/ Bruce A. Kramer
Bruce A. Kramer

[Signature Page to Lockup Agreement]

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2022, by and among DTRT Health Acquisition Corp., a Delaware corporation (“SPAC”), DTRT Health Sponsor LLC, a Delaware limited liability company (“Sponsor”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

New Pubco and the undersigned holder of the equity interests of New Pubco (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

GRIZZLY NEW PUBCO, INC.

By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]